Exhibit 10.13

LOAN AGREEMENT

This Loan Agreement (the “Agreement”) is entered into as of September 23, 2004, by and among WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (the “Bank”), FOSSIL PARTNERS, L.P. (the “Borrower”), FOSSIL, INC. (the “Company”), FOSSIL INTERMEDIATE, INC. (“Fossil Intermediate”), FOSSIL TRUST (“Fossil Trust”), FOSSIL STORES I, INC. (“Fossil I”), INTERMEDIATE LEASING, INC. (“Intermediate Leasing”), ARROW MERCHANDISING, INC. (“Arrow Merchandising”), FOSSIL HOLDINGS, LLC (“Fossil Holdings”) and FMW ACQUISITION, INC. (“FMW”) (the Company, Fossil Intermediate, Fossil Trust, Fossil I, Intermediate Leasing, Arrow Merchandising, Fossil Holdings and FMW are sometimes referred to herein individually as a “Guarantor” and collectively as the “Guarantors”).

R E C I T A L S

WHEREAS, the Borrower and the Guarantors have requested that the Bank make available to the Borrower a revolving line of credit of up to $50,000,000 and the Bank has agreed to do so subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the Bank’s making the following described loans, the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the Bank, the Borrower and the Guarantors agree as follows:

A G R E E M E N T

1.             The Line of Credit.  Subject to, and upon the terms, conditions, covenants and agreements contained herein and in the Revolving Note (as hereinafter defined), the Bank agrees to loan the Borrower, at any time, and from time to time prior to the maturity of the Revolving Note, such amounts as the Borrower may request, up to but not exceeding at any time, the aggregate principal amount of $50,000,000 (the “Total Commitment”); within such limits and during such period, the Borrower may borrow, repay, and re-borrow hereunder (the “Line of Credit”).  All loans under the Line of Credit shall be evidenced by the a Revolving Line of Credit Note (the “Revolving Note”), substantially in form and substance satisfactory to the Bank, executed by the Borrower and payable to the order of the Bank, and bearing interest upon the terms provided therein (but in no event to exceed the maximum non-usurious interest rate permitted by law).  The principal of, and interest on, the Revolving Note shall be due and payable as provided in the Revolving Note.  Notation by the Bank on its records shall constitute prima facie evidence of the amount and date of any payment or borrowing thereunder.

(a)           Renewals and Extensions.  All renewals, extensions, modifications and rearrangements of the Revolving Note, if any, shall be deemed to be made pursuant to this Agreement, and accordingly, shall be subject to the terms and provisions hereof, and the Borrower and the Guarantors shall be deemed to have ratified, as of such renewal, extension, modification or rearrangement date, all of the representations, covenants and agreements herein set forth.

(b)           Letters of Credit.  Advances under the Line of Credit may be utilized by the Borrower to fund drawings under any Documentary or Stand-by Letters of Credit (as hereinafter defined) that are issued by the Bank for the account of the Borrower.   In the event the Borrower fails to reimburse the Bank for any such drawings, the Bank may, in its own discretion, advance funds under the Line of Credit to fund such drawings and all such advances shall be added to the principal amount of the Revolving Note.

2.             Documentary and Stand-by Letters of Credit.  Subject to the terms and conditions contained herein, the Bank shall (a) from time to time, at the request of the Borrower, issue documentary or stand-by letters of credit to Borrower’s or its subsidiaries’ vendors for the acquisition of inventory for the Borrower or its subsidiaries (the “Inventory Acquisition Letters of Credit”) and (b) issue a stand-by letter of credit in an aggregate amount up to ¥400,000,000 in favor of any Japanese domestic bank for the account of the Borrower (the “JDB Letter of Credit”) (the Inventory Acquisition Letters of Credit and the JDB Letter of Credit are hereinafter collectively referred to as the “Documentary or Stand-by Letters of Credit”).  The fees for issuance of all Inventory Acquisition Letters of Credit shall be in accordance with the Bank’s schedule of fees for issuance of letters of credit existing as of the time of issuance.  No fees shall be charged directly by the Bank to the Borrower in connection with the issuance of the JDB Letter of Credit.  Immediately upon issuance, the undrawn face amount of any such Documentary and Stand-by Letters of Credit shall be considered in computing the amount of funds available to the Borrower under the Line of Credit, as provided in Section 5 hereof.  The Bank shall not be obligated to: (w) issue any Documentary or Stand-by Letter of Credit for the account of the Borrower or its subsidiaries if the issuance of same would cause the Outstanding Revolving Credit to exceed the Total Commitment; (x) issue any Documentary or Stand-by Letter of Credit with an expiration date that is more than one hundred eighty (180) days after the maturity date of the Revolving Note; (y) extend the expiration date of any Documentary or Stand-by Letter of Credit to a date that is more than one hundred eighty (180) days after the maturity date of the Revolving Note; or (z) issue any Documentary or Stand-by Letter of Credit if the face amount of such letter of credit, combined with the aggregate undrawn face amount of all other Documentary and Stand-by Letters of Credit then outstanding, would exceed $50,000,000.  If any Documentary or Stand-by Letters of Credit are outstanding on the maturity date of the Revolving Note, the Borrower shall deposit with the Bank, as cash collateral, an amount equal to the undrawn face amount of all such Documentary or Stand-by Letters of Credit then outstanding (such cash collateral to be maintained in a deposit account at the Bank pursuant to documentation in form and substance mutually acceptable to the Borrower and the Bank (the “Cash Collateral Account”)).  The Cash Collateral Account shall be in the name of Borrower, and shall be pledged to, and subject to the control of, the Bank in a manner satisfactory to the Bank.  The Borrower hereby pledges and grants to the Bank a security interest in all such funds held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of any drawings under any and all such Documentary or Stand-by Letters of Credit.

3.             [Intentionally Deleted]

4.           Use of Proceeds.  The proceeds of the Line of Credit shall be used for the Borrower’s working capital needs and for general corporate purposes.  No part of the proceeds received hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying, or the payment in full or in part, of indebtedness which was incurred for the purposes of purchasing or carrying margin of stock, as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System, as now or from time to time hereinafter in effect.

5.           Availability.

(a)           Revolving Note.  The aggregate principal amount at any time outstanding under the Revolving Note, plus one hundred percent (100%) of the face amount of the JDB Letter of Credit (calculated by reference to the amount of United States of America dollars into which the Bank determines it could, in accordance with its practice from time to time in the interbank foreign exchange market, convert such amount of Yen at its spot rate of exchange in effect at approximately 8:00 a.m. (Dallas, Texas time) on the date of determination), plus one hundred percent (100%) of the face amount of all outstanding Documentary and Stand-by Letters of Credit (other than the JDB Letter of Credit) issued for the account of the Borrower, plus one hundred percent (100%) of the Bank’s participation interest in all letters of credit issued for the account of the Borrower, the Company or any of their respective subsidiaries pursuant to that certain Hongkong and Shanghai Banking Corporation Limited Uncommitted Letter of Credit Facility, as the same may be amended, modified or extended from time to time (said sum being herein referred to as the “Outstanding Revolving Credit”), shall not at any time exceed the Total Commitment.

(b)           Total Commitment Compliance.  In the event the Outstanding Revolving Credit at any time exceeds the Total Commitment, then, upon notice from the Bank to the Borrower, the Borrower shall immediately make such payments to the Bank as are necessary to reduce the Outstanding Revolving Credit to an amount such that the Outstanding Revolving Credit is less than or equal to the Total Commitment.

6.           Advances.  Advances under the Line of Credit may be made by written or facsimile request signed by an authorized officer of the Borrower or by telephone oral request or electronic request by an authorized officer of the Borrower (unless such authority for telephone oral request, electronic or facsimile request is revoked in writing by an authorized officer of the Borrower, and such revocation is actually received by the Bank (the “Revocation”)), provided that any such advance shall be deposited in an account of the Borrower.  In consideration of the Bank’s permitting the Borrower to make telephone oral requests, electronic and facsimile requests for advances under the Revolving Note until Revocation, the Borrower covenants and agrees to assume liability for and to protect, indemnify and hold harmless the Bank, its predecessors, agents, officers, directors, employees, successors and assigns (individually and collectively, an “Indemnified Party”) from any and all liabilities, obligations, damages, penalties, claims, causes of action, costs, charges and expenses, including attorneys’ fees and expenses of employees, which may be imposed, incurred by or asserted against any Indemnified Party by reason of any loss, damage or claim howsoever arising or incurred because of or out of or in connection with (i) any action of any Indemnified Party pursuant to telephone oral requests, electronic requests or facsimile requests for advances under the Line of Credit, (ii) the breach of any provisions of this Agreement by the Borrower, (iii) the transfer of funds pursuant to such telephone oral requests, electronic requests or facsimile requests, or (iv) any Indemnified Party’s honoring or failing to honor any telephone oral request, electronic request or facsimile request for any reason.  The Bank is entitled to rely upon and act upon telephone oral requests, electronic requests and facsimile requests made or purportedly made by any of the officers or employees specified in the resolutions delivered to the Bank of even date herewith, as supplemented in writing from time to time and accepted by the Bank, and the Borrower shall be unconditionally and absolutely estopped from denying (i) the authenticity and validity of any such transaction so acted upon by the Bank once the Bank has advanced funds under the Line of Credit and deposited or transferred such funds as requested in any such telephone oral request, electronic request or facsimile request, and (ii) the Borrower’s liability and responsibility therefore.

7.           Payments; Prepayments.  Any payment or prepayment of the outstanding principal amount of, or accrued interest on, the Revolving Note shall be paid at the office of the Bank designated in the Revolving Note (or at such other place or to such account as the Bank may from time to time designate in writing to the Borrower).  The Borrower shall be entitled to repay and/or prepay the outstanding principal balance of, and accrued interest on, the Revolving Note from time to time and at any time, in whole or in part, without notice or penalty of any kind, except as otherwise set forth in the Revolving Note.  The Borrower may re-borrow all or any portion of the principal amount of the Line of Credit so repaid or prepaid subject to the terms and conditions the Revolving Note and this Agreement (including, without limitation, Section 5(a) hereof).  All payments and prepayments on the Revolving Note shall be applied first to accrued interest and then to principal in the order of maturity.  No prepayment shall relieve the Borrower of the obligation to pay the principal and interest on the Revolving Note until such time as all obligations are paid in full.

8.           Collateral for the Loans.  The Line of Credit shall be secured by the collateral described in the Stock Pledge Agreement (as hereinafter defined) and, if applicable, by the cash collateral maintained in the Cash Collateral Account.  Except as specifically provided in the preceding sentence or as contemplated by Section 12(m) hereof, the Line of Credit shall be unsecured.

9.           Conditions Precedent to Initial Loans .  The Borrower shall execute and deliver, or cause to be executed and delivered, to the Bank the following described documents:

(a)           In connection with and as a condition precedent to the Bank’s obligation to make initial advances under the Line of Credit or otherwise extend any credit accommodations hereunder, the Borrower shall execute and deliver to the Bank, or cause to be executed and delivered to the Bank, the following documents and instruments, each of which shall be in form and substance satisfactory to the Bank (and the Bank shall have no obligation to make initial advances under the Line of Credit or otherwise extend any credit accommodations hereunder until each of said documents and instruments are so executed and delivered to the Bank):

(i)            This Agreement;

(ii)           The Revolving Note;

(iii)          A Guaranty Agreement, duly executed by each of the Guarantors, pursuant to which the Guarantors shall guarantee the prompt payment and performance by the Borrower of its obligations hereunder (collectively, the “Guaranty Agreement”);

(iv)          A Stock Pledge Agreement, duly executed by the Company, pursuant to which the Company shall pledge to the Bank, as collateral security for the Borrower’s obligations to the Bank hereunder, a security interest in sixty-five percent (65%) of any and all issued and outstanding shares of stock of Fossil Europe B.V. and Fossil (East) Limited, whether now or hereafter issued by such subsidiaries of the Company (the “Stock Pledge Agreement”); and

(v)           Ordinary and customary certificates and documents satisfactory to the Bank and its counsel.

(b)           In connection with the Bank’s issuance of each Documentary or Stand-by Letter of Credit, the Borrower shall, in addition to the documents required in Section 9(a) above, execute and deliver to the Bank a Letter of Credit Application and Agreement (herein so called), provided the Bank shall have no obligation to issue a Documentary or Stand-by Letter of Credit for the account of the Borrower until a Letter of Credit Application and Agreement has been executed by the Borrower and delivered to the Bank.

10.         Conditions Precedent to each Loan and Issuance of each Documentary or Stand-by Letter of Credit.  Notwithstanding any other provision of this Agreement or any other Loan Document to the contrary, it is understood and agreed that the Bank’s obligation to make any advance or extension of credit hereunder on any date (including the issuance of any Documentary or Stand-by Letter of Credit) is subject to the satisfaction of the following conditions precedent:

(a)           The Borrower shall have executed and delivered, or cause to have been executed and delivered, to the Bank this Agreement and the other loan documentation referred to in Section 9 and, if applicable, Section 12(m) hereof;

(b)           There shall have been no material adverse change in the financial condition of the Borrower, individually, or the Guarantors, taken as a whole;

(c)           There shall be no material adverse litigation, either pending or threatened, against the Borrower or any Guarantor that could reasonably be expected to have a material adverse effect on the Borrower, individually, or the Guarantors, taken as a whole;

(d)           The representations and warranties contained herein and in the other Loan Documents (as hereinafter defined) shall be true and correct on and as of such date; and

(e)           No default or event of default shall have occurred and be continuing hereunder or under any of the other Loan Documents.

11.         Representations and Warranties.  The Borrower and each of the Guarantors hereby jointly and severally represent, warrant and covenant that:

(a)           The Borrower and each of the Guarantors is a limited partnership, corporation, limited liability company or business trust, as the case may be, duly organized, validly existing and in good standing under the laws of the state, of its organization and is duly licensed, qualified to do business and in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such licensing and qualification and where the failure to be so licensed or qualified would have a material adverse effect upon (i) its business, operations, properties, assets or condition (financial or otherwise), or (ii) its ability to perform, or of the Bank to enforce, its obligations under the Loan Documents to which it is a party.  Borrower and each of the Guarantors has all powers and all permits consents and authorizations necessary to own and operate  properties and to carry on its business as presently conducted.  The execution, delivery and performance of this Agreement and the Guaranty Agreement by the Guarantors and the execution, delivery and performance of this Agreement by the Borrower, the borrowings hereunder and the execution and delivery of the Revolving Note, the Letter of Credit Applications, the Guaranty Agreement, the Stock Pledge Agreement, and the several agreements and instruments contemplated thereby, (i) have been duly authorized by proper corporate, partnership or trust proceedings, as appropriate, and (ii) will not contravene, or constitute a default under, any provision of applicable law or regulation or of the Agreement of Limited Partnership, Articles of Incorporation, By-Laws or Trust Agreement, as applicable, of the Borrower or any Guarantor, or of any mortgage, indenture, contract, agreement or other instrument, or any judgment, order or decree, binding upon the Borrower or any Guarantor.  To the best of Borrower’s and Guarantors’ knowledge, no consent or authorization of, filing with or other act by or in respect of, any governmental authority or any other person (other than the Bank) is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of any of the Loan Documents, except for such consents, authorizations, filings or acts as have been obtained, filed or taken by the Borrower and the Guarantors prior to the date hereof.  This Agreement, the Revolving Note, the Letter of Credit Applications, the Guaranty Agreement, the Stock Pledge Agreement, and any other agreements, documents and instruments contemplated herein and thereby, or in any way related thereto whether executed simultaneously herewith or hereafter (all of same being hereinafter sometimes called the “Loan Documents”), when duly executed and delivered in accordance with this Agreement, will each constitute a legal, valid and binding obligation of  each of the Borrower and the Guarantors, if a party thereto, enforceable against each such party in accordance with its respective terms.

(b)           The audited balance sheet of the Company at January 3, 2004, the related statement of income and retained earnings for the period then ended, copies of which have been delivered to the Bank, accurately represent the financial position of the Company at January 3, 2004, and the results of its operations for the periods then ended materially prepared in conformity with generally accepted accounting principles applied on a basis consistent with the preceding year.  No material adverse change has occurred since January 3, 2004 position or in the results of operations of the Company or in its business.

(c)           No approvals or consents of any governmental department, administrative agency or instrumentality having jurisdiction over the Borrower or any Guarantor are necessary to permit the Borrower or any Guarantor to enter into the Loan Documents to which it is a party, except for such approvals and covenants as have been obtained.

(d)           There is no action, suit or proceeding pending or, to the knowledge of the Borrower or any Guarantor, threatened against the Borrower or any Guarantor or the Collateral (hereinafter defined) before any court, governmental department, administrative agency or instrumentality which, if such action, suit or proceeding were adversely determined, would materially affect the financial position or the results of operations of the Borrower or any Guarantor or its business or the ability of the Borrower or any Guarantor to perform its obligations under the Loan Documents.

(e)           To the best of the Company’s management’s knowledge, no default or Event of Default (hereinafter defined) has occurred and is continuing.

(f)            To the best of the Company’s management’s knowledge, each of the Borrower and the Guarantors has good and indefeasible title to all of its assets and properties, free and clear of all security interests, mortgages, liens or encumbrances, except as otherwise permitted under this Agreement.

(g)           Neither the Borrower nor any Guarantor is an investment company within the meaning of the Investment Company Act of 1940.

(h)           To the best of the Company’s management’s knowledge, each of the Borrower and the Guarantors has filed all United States federal returns and all material State and foreign tax returns required to be filed by it and paid all sums required thereby to the extent the same have become due and before they may have become delinquent in accordance with such returns, or is contesting the payment of same diligently and in good faith before the proper taxing authority.  To the best of the Company’s management’s knowledge, all other material tax returns required to be filed by the Borrower and the Guarantors with any taxing jurisdiction have been filed and all tax liabilities shown thereon to be due have been paid to the extent the same have become due and before they may have become delinquent in accordance with such returns, or the payment of such tax liabilities is being contested diligently and in good faith before the proper taxing authority, and such returns properly reflect the taxes of the Borrower and the Guarantors, as applicable, for the periods covered thereby in all material respects.

(i)            Borrower and each Guarantor (a) is solvent and will continue to be solvent after giving effect to the transactions contemplated hereunder, and (b) is able to pay its debts as they mature and has (and has reason to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business and all businesses in which it is about to engage.  The assets and properties of Borrower and each Guarantor at a fair valuation and at their present fair salable value are, and will be, greater than the indebtedness of Borrower and each such Guarantor, respectively (including subordinated and contingent liabilities computed at the amount which, to the best of the Company’s management’s knowledge, represents an amount which can reasonably be expected to become an actual or matured liability).

12.         Affirmative Covenants.  The Borrower and the Company hereby agree that, at all times during the term of this Agreement and until payment and performance in full of the Revolving Note, unless the Borrower receives prior written approval of a deviation therefrom from the Bank, the Borrower and the Company shall, and except in the case of delivery of financial information, reports and notices, shall cause each of the Guarantors to:

(a)           Annual Financial Statements.  Furnish the Bank, within one hundred (100) days after the end of each fiscal year of the Company, (i) a copy of the Company’s audited consolidated financial statements, consisting of at least a balance sheet and related statement of income, retained earnings and changes in financial condition of the Company prepared in conformity with generally accepted accounting principles, applied on a basis consistent with that of the preceding year, and certified by an independent certified public accountant selected by the Company and reasonably satisfactory to the Bank, (ii) a copy of the consolidating financial statements of the Company prepared by the Company, and (iii) a copy of the Form 10-K of the Company for such fiscal year.

(b)           Quarterly Financial Statements.  Furnish the Bank, upon request, within fifty (50) days after the end of any fiscal quarter of the Company during the term hereof, (i) a copy of its unaudited consolidating financial statements for such fiscal quarter, consisting of at least a balance sheet and related statement of income, materially prepared in conformity with generally accepted accounting principles and certified by an authorized officer of the Company, and (ii) a copy of the Form 10-Q of the Company for such fiscal quarter.

(c)           Compliance Certificate.  Furnish the Bank, concurrently with the delivery of the financial statements required to be delivered pursuant to clauses (a) and (b) above, a Compliance Certificate in a form similar to the Compliance Certificate attached hereto as Exhibit B, but including all representations and warranties to the satisfaction of the Bank, signed by an authorized officer of the Borrower and the Company.

(d)           Accounts Receivable Agings, Accounts Payable Agings and Inventory Summaries.  Furnish the Bank, within ten (10) days of any request by the Bank, accounts receivable agings, accounts payable agings and/or inventory summaries in form and detail acceptable to the Bank.

(e)           Insurance.  Maintain and keep in full force and effect insurance of the kinds customarily carried or maintained by persons of established reputation engaged in similar lines of business to that of the Borrower and Company, with all such insurance to be carried in amounts and provided by insurance companies reasonably acceptable to the Bank.  The Borrower and the Company agree to deliver to the Bank from time to time at the Bank’s request schedules setting forth all insurance then in effect.

(f)            Taxes.  Pay and discharge all material taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which such taxes, assessments and governmental charges or levies become due and payable; provided, however, that neither the Borrower nor any Guarantor shall be required to pay and discharge or cause to be paid and discharged any such taxes, assessments and governmental charges or levies if (and for so long as) the validity or amount thereof are being contested in good faith by appropriate proceedings diligently pursued and appropriate reserves have been provided therefor; provided further, however, that the Borrower and each of the Guarantors shall, in any event, pay and discharge all material taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the fifteenth (15th) day following the date that any liens securing same are filed of public record.

(g)           Litigation.  Promptly give notice to the Bank of all litigation and all proceedings before governmental or regulatory agencies affecting the Borrower or any Guarantor except litigation or proceedings that could not reasonably be expected to have material adverse effect upon the financial condition of the Borrower, individually, or the Guarantors, taken as a whole.

(h)           Further Assurances.  At any time and from time to time, execute and deliver such further instruments and take such further action as may reasonably be requested by the Bank, in order to cure any defects in the execution and delivery of, or to comply with or accomplish the covenants and agreements contained in the Loan Documents.

(i)            Books and Records.  Make available to the Bank during normal business hours at the Borrower’s main office its books and records, including, but not limited to, the subsidiary journals, accounts receivable files, inventory records, general ledger, and correspondence files.  The Bank shall have the right to examine its collateral at any reasonable time without prior notice.

(j)            Existence.  Continue to be a limited partnership, corporation, limited liability company or business trust, as the case may be, duly organized and existing in good standing under the law of the jurisdiction under which it is organized and continue to be duly licensed or qualified as a foreign limited partnership, corporation, limited liability company or business trust, as the case may be, in all jurisdictions wherein the character of the property owned or leased by it or the nature of the business transacted by it makes licensing or qualification necessary by a foreign limited partnership, corporation, limited liability company or business trust, as the case may be, except where the failure to be so licensed or qualified would not have a material adverse affect on its business or operations taken as a whole.

(k)           Expenses.  Pay reasonable expenses, including reasonable legal expenses and attorney’s fees, of the Bank which have been or may be incurred by the Bank in connection with the preparation of this Agreement and the lending and incurring of obligations or liabilities hereunder, the collection of any note authorized hereby, or for the enforcement of the Borrower’s or any Guarantor’s obligations hereunder and under any document executed to secure the payment of any note authorized hereunder and for the recording and filing and recording and refiling of any such document.

(l)            Default; Name Change; Casualty.  Give notice to the Bank in writing of the occurrence of any default or Event of Default under this Agreement, any change in name, identity or structure of the Borrower or any Guarantor, and any uninsured or partially uninsured loss in excess of $5,000,000 through fire, theft, liability or property damage.

(m)          Domestic Subsidiary Guarantees/Stock Pledges.  At the discretion of the Company, either (i) cause each majority-owned subsidiary of the Company or the Borrower which is incorporated or formed in the United States of America and which owns or holds tangible assets having an aggregate book value of $50,000,000 or more (each, a “Significant Domestic Subsidiary”) to execute a Guaranty Agreement in the form of Exhibit A attached hereto, or (ii) pledge to the Bank, as collateral security for the Borrower’s obligations to the Bank hereunder, a security interest in one hundred percent (100%) of the stock of each such Significant Domestic Subsidiary which is owned by the Borrower or the Company by executing a Stock Pledge Agreement in the form of Exhibit B attached hereto.

13.         Negative Covenants.  The Borrower and the Guarantors hereby agree that, at all times during the term of this Agreement and until payment and performance in full of the Revolving Note, unless the Borrower receives prior written approval of a deviation therefrom from the Bank, the Borrower and the Guarantors shall not directly or indirectly:

(a)           Debt.  Create, incur, assume or suffer to exist any debt for borrowed money, whether by way of loan, or the issuance or sale of bonds, debentures, notes or securities, including deferred debt for the purchase price of assets, except for (i) the loans described herein, (ii) revolving credit loans in an aggregate principal amount of up to ¥400,000,000 from any Japanese domestic bank, provided that the only security for such revolving credit loans shall be the JDB Letter of Credit, (iii) loans from one or more Guarantors to the Borrower or another Guarantor, so long as the indebtedness in respect of such loans is unsecured and fully subordinated to the indebtedness owing to the Bank pursuant to a written subordination agreement in form and substance satisfactory to the Bank, (iv) current accounts payable and other current obligations (other than for borrowed money) arising out of transactions in the ordinary course of business and (v) indebtedness or obligations permitted pursuant to Section 13 (b) hereof.

(b)         Liabilities.  Assume, guarantee, endorse, suffer to exist or otherwise become liable upon, or agree to purchase or otherwise furnish funds for the payment of, the obligations of any person, firm or corporation, except for

(i)            the obligations hereunder;

(ii)           endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(iii)          obligations under operating leases;

(iv)          obligations for indebtedness secured by purchase money liens not to exceed $10,000,000 in the aggregate at any time outstanding;

(v)           obligations under foreign currency exchange contracts, so long as such obligations are incurred in the ordinary course of its business;

(vi)          indebtedness to shareholders, officers or partners, so long as such indebtedness is unsecured, fully subordinated to the indebtedness owing to the Bank in form and substance satisfactory to the Bank, and evidenced by debt instruments satisfactory in form and substance to the Bank;

(vii)         obligations under guaranties securing indebtedness not to exceed $10,000,000 in the aggregate at any time outstanding; and

(viii)        any other unsecured indebtedness which is subordinated to the indebtedness owing to the Bank pursuant to a written subordination agreement in form and substance satisfactory to the Bank.

(c)          Encumbrances.  Create, incur, assume or suffer to exist any mortgage, deed of trust, pledge, encumbrance, lien or security interest of any kind, upon any of its property now owned or hereafter acquired, except (i) liens, mortgages, encumbrances or security interest to secure payment of the borrowings authorized hereunder; (ii) pledges or deposits to secure obligations under workmen’s compensation laws or of similar legislation; (iii) deposits to secure public or statutory obligations; (iv) statutory mechanics’, carriers’, workmen’s, repairmen’s liens or other like items in the ordinary course of business in respect to obligations which are not overdue or are being contested in good faith; (v) existing liens disclosed to the Bank in writing prior to the date of this Agreement or otherwise consented to in writing by the Bank; (vi) liens for taxes, assessments or other governmental charges or levies not yet due or liens which are being contested in good faith by appropriate proceedings for sums not exceeding $100,000 in the aggregate; (vii) legal or equitable encumbrances not in excess of $1,000,000 in the aggregate deemed to exist by reason of the existence of any litigation or other legal proceeding or arising out of a judgment or award with respect to which an appeal is being prosecuted; and (viii) liens securing purchase money indebtedness permitted under Section 13(b)(iv) hereof.

(d)         Purchase of Assets and Investments; Consolidations, Mergers and Sales of Assets.  Form any new subsidiary or merge or invest in or consolidate with any corporation or other entity, or sell, lease, assign, transfer, or otherwise dispose of (whether in one transaction or as a series of related transactions) all or substantially all of its assets, whether now owned or hereafter acquired; or acquire by purchase or otherwise, all or substantially all of the assets of any corporation or other entity; provided, however, that (i) the Borrower and the Company may form new subsidiaries, so long as (A) the Borrower or the Company provides the Bank with prior written notice of such formation and (B) the Borrower and the Company comply with their obligations pursuant to Section 12(m) hereof, and (ii) the Company may merge or consolidate one or more of its wholly-owned subsidiaries (other than the Borrower) with or into (A) the Company (provided that the Company shall be the surviving corporation) or (B) any one or more of its wholly-owned subsidiaries, (iii) the Company may merge or consolidate one or more of its wholly-owned subsidiaries with or into the Borrower (provided that the Borrower shall be the surviving corporation), and (iv) the Company or the Borrower may invest in or acquire by purchase or otherwise, all or substantially all of the assets of any corporation or other entity, so long as (A) the consideration utilized by the Company or the Borrower to effect any such investment or acquisition consists solely of cash and/or capital stock of the Company or any subsidiary of the Company and (B) no default or Event of Default then exists or would exist after giving effect to such investment or acquisition.

(e)           Business.  Change the nature of its business or engage in a kind of business different from that which it presently conducts.

(f)            Loans to Officers.  Make any loans or advances to its shareholders or officers in excess of $500,000 to any individual officer or shareholder or $2,000,000 in the aggregate to all officers and shareholders.

14.           Financial Covenants.  The Company covenants and agrees that, at all times during the term of this Agreement and until payment and performance in full of the Revolving Note, the Company will, on a consolidated basis:

(a)           Quick Ratio.  Maintain, at all times, a ratio of (i) (A) cash, plus (B) cash equivalents, plus (C) account receivables to (ii) current liabilities of not less than 1.0 to 1.0.  Cash, cash equivalents, accounts receivable and current liabilities are defined according to generally accepted accounting principles, with the exception that current liabilities will include all indebtedness of the Borrower under the Revolving Note.

(b)           [Intentionally Deleted]

(c)           Fixed Charge Coverage Ratio.  Maintain a ratio of Cash Flow to Fixed Charges of not less than 2.0 to 1.0 throughout the term hereof.  “Cash Flow” is defined as the Company’s net income, plus depreciation and amortization, plus interest expense, plus rental expense, all on a consolidated basis, and each determined in accordance with generally accepted accounting principles.  “Fixed Charges” is defined as the Company’s current portion of long-term debt and capitalized leases, plus interest expense, plus rental expense, plus dividends, all on a consolidated basis, and each determined in accordance with generally accepted accounting principles.  Cash Flow and Fixed Charges shall be determined as of the end of the immediately preceding fiscal quarter for the twelve-month period ended as of the end of such fiscal quarter for which the determination is being made (i.e., on a rolling four-quarter basis).

(d)           Minimum Net Income.  Achieve net income of not less than $5,000,000 for each fiscal quarter of the Company, commencing with the fiscal quarter ending October 2, 2004 (with net income to be determined in accordance with generally accepted accounting principles).

15.         Default.  The Borrower shall be in default hereunder if any one of the following events of default (“Events of Default”) shall occur and be continuing, namely:

(a)           The Borrower, any Guarantor or any other party to the Loan Documents shall fail to pay, when due, any sums owing to the Bank; or

(b)           The Borrower, any Guarantor or any other party to the Loan Documents shall fail to pay, when due, any sums owing to others for borrowed money or the deferred payment of goods or services (excluding trade payables) in excess of $5,000,000 (hereinafter referred to as “Other Indebtedness”) or if the holder of any such Other Indebtedness declares or may declare such Other Indebtedness due prior to the stated maturity because of any default thereunder; or

(c)           Any representation, statement, warranty, projection, or certificate made by the Borrower or any Guarantor in the Loan Documents, or in any agreement, document or instrument executed pursuant hereto or concurrently herewith, or hereafter furnished to the Bank in connection with any loan or loans hereunder, shall prove to have been incorrect in any material respect at the time of making or issuance thereof; or

(d)           The Borrower or any Guarantor, as applicable, shall fail or neglect to perform, keep or observe any covenant contained in Section 12(i), 12(j), 12(l), 13 or 14 hereof on the date that the Borrower or any such Guarantor, as applicable, is required to perform, keep or observe such covenant; or

(e)           The Company shall fail or neglect to perform, keep or observe any covenant contained in Section 3 of the Stock Pledge Agreement on the date that the Company is required to perform, keep or observe such covenant; or

(f)            The Borrower, any Guarantor or any other party to the Loan Documents shall fail or neglect to perform, keep or observe any covenant or agreements set forth in the Loan Documents or in any other agreement, document or instrument executed pursuant hereto (other than a covenant or agreement the performance of which is dealt with specifically elsewhere in this Section 15), and such default is not cured to the Bank’s satisfaction within thirty (30) days of the occurrence thereof; provided, however, that the provisions of this Agreement shall control in the event that any of such provisions are in conflict with the provisions of any other agreement, mortgage, indenture or instrument executed pursuant hereto and all of such provisions in such other instruments shall be deemed to be cumulative of the provisions hereof to the extent such provisions are not inconsistent herewith; or

(g)           The Borrower, any Guarantor or any other party to the Loan Documents shall apply for or consent to, or acquiesce in the appointment of a receiver, trustee, or liquidator of itself or himself or of its or his property, or admit in writing its or his inability to pay its or his debts as they mature, or make a general assignment for the benefit of creditors or an Order of Relief be entered with respect to the Borrower, any guarantor or any other party to the Loan Documents by any court having competent jurisdiction in the premises, or file a voluntary petition in bankruptcy or a petition or answer seeking reorganization, composition, readjustment or arrangement, or similar relief with creditors, under any present or future statute, law or regulation, or otherwise, or take advantage of any insolvency law or file an answer admitting the material allegations of a petition filed against it or him in bankruptcy, reorganization, or insolvency proceedings, or corporate action shall be taken by it or him for the purpose of effecting any of the foregoing, or it or he shall have a receiver or trustee or assignee in bankruptcy or insolvency appointed for it or him, or its or his property, without its or his application or consent.

Upon the occurrence and during the continuance of any Event of Default (other than an Event of Default specified in Section 15 (g) above), the obligation of the Bank to make any advance or extend any credit hereunder (including the issuance of Documentary or Stand-by Letters of Credit) to or for the account of the Borrower shall, upon notice by the Bank to the Borrower, immediately terminate and the Bank shall be entitled to each and every remedy and to take each and every action permitted by the Loan Documents.  Upon the occurrence and during the continuance of any Event of Default specified in Section 15 (g) above, the obligation of the Bank to make any advance or extend any credit hereunder (including the issuance of Documentary or Stand-by Letters of Credit) to or for the account of the Borrower shall automatically terminate, all indebtedness, liabilities and obligations of the Borrower to the Bank under this Agreement and the other Loan Documents shall immediately become due and payable (without presentment, demand, protest or other or other notice of any kind, all of which are waived by the Borrower and the Guarantors) and the Bank shall be entitled to each and every remedy and to take each and every action permitted by the Loan Documents.

16.          Notice.  All notices required or permitted hereunder shall be in writing and shall be deemed to have been given or made as follows:  (a) if sent by hand delivery, upon delivery; (b) if sent by registered or certified mail, return receipt requested, upon receipt (as indicated on the return receipt); and (c) if sent by facsimile, upon receipt (which shall be confirmed by a confirmation report from the sender’s facsimile machine), addressed to the parties at their respective addresses set forth below or such other address as any such party may from time to time designate by written notice to the other:

if to the Bank:		Wells Fargo Bank, National Association
1445 Ross Avenue, 3rd Floor
MAC T5303-031
Dallas, Texas 75202
	Attention:	Susan K. Nugent
Assistant Vice President
Fax: (214) 969-0370

with a copy to:		Patton Boggs LLP
2001 Ross Avenue, Suite 3000
Dallas, Texas 75201
Attention: Robert Jeffery Cole, Esq.
Fax: (214) 758-1550

if to the Borrower:		Fossil Partners, L.P.
2280 N. Greenville Avenue
Richardson, Texas 75082-4412
Attention: Mike L. Kovar
Fax: (972) 498-9448

if to Guarantors:		c/o Fossil, Inc.
2280 N. Greenville Avenue
Richardson, Texas 75082-4412
Attention: Mike L. Kovar
Fax: (972) 498-9448

17.           Waiver.  No failure to exercise and no delay in exercising on the part of the Bank of any right, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof, or the exercise of any other right, power or privilege.  The rights and remedies herein provided are  cumulative and not exclusive of any rights or remedies provided by law or in any other agreement.

18.           Survival of Agreements.  All agreements, representations and warranties herein made shall survive the execution and delivery of the Revolving Note, and the making and renewal thereof.

19.           Amendment.  This Agreement may not be amended except in writing signed by the Borrower, the Guarantors and the Bank.

20.           Successors.  This Agreement shall be binding upon and inure to the benefit of the Borrower, the Guarantors, the Bank and the successors and assigns of each party hereto.

21.           Severability.  In the case any one or more of the provisions contained in the Loan Documents should be invalid, illegal, or unenforceable, in any respect, the validity, legality, and enforceability of the remaining provisions contained therein shall not in any way be affected thereby.

22.           Interest.  It is the intention of the parties hereto to comply with the laws of the State of Texas accordingly, it is agreed that notwithstanding any provisions to the contrary in the Loan Documents, in no event shall said Loan Documents require the payment or permit the collection of interest, as defined under the laws of the State of Texas, in excess of the maximum amount permitted by such laws.  If any such excess of interest is contracted for, charged or received, under the Loan Documents, or in the event the maturity of the indebtedness evidenced by the Revolving Note or is accelerated in whole or in part, or in the event that all or part of the principal or interest of the Revolving Note shall be prepaid, so that under any of such circumstances the amount of interest contracted for, charged, or received under the Loan Documents on the amount of principal actually outstanding from time to time thereunder shall exceed the maximum amount of interest permitted by the laws of the State of Texas, then in any such event (a) the provisions of this section shall govern and control, (b) neither the Borrower nor any other person or entity now or hereafter liable for the payment of the Revolving Note shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount of interest permitted to be contracted for by, charged to or received from the party obligated thereon under the laws of the State of Texas, (c) any such excess which may have been collected shall be either applied as a credit against the then unpaid principal amount on the Revolving Note or refunded to the person paying the same, at the holder’s option, and (d) the effective rate of interest shall be automatically reduced to the maximum lawful rate of interest permitted to be contracted for by, charged to or received from the party obligated thereon under the laws of the State of Texas as now or hereafter construed by the courts having jurisdiction thereof.  It is further agreed that without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received under the Loan Documents, for the purpose of determining whether such rate exceeds the maximum lawful rate of interest, shall be made, to the extent permitted by the laws of the State of Texas, by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated terms of the Revolving Note all interest at any time contracted for, charged or received from the undersigned or otherwise by the holder or holders thereof in connection with such Revolving Note.  To the extent that Chapter 1D of Article 5069 of the Texas Revised Civil Statutes is relevant to the Bank for the purpose of determining the maximum rate of interest, the Bank hereby elects to determine the applicable rate ceiling under such Article by the weekly rate ceiling from time to time in effect, subject to Bank’s right subsequently to change such method in accordance with applicable law, as the same may be amended or modified from time to time.

23.           Participations, Etc.  The Borrower expressly recognizes and agrees that, so long as the total indebtedness of the Borrower to the Bank is $50,000,000 or less, upon the mutual consent of the Borrower and the Bank (unless an Event of Default has occurred hereunder in which case no consent of the Borrower shall be necessary), the Bank may sell to other lenders participations in the loans incurred by the Borrower pursuant hereto.  The Borrower expressly recognizes and agrees that, if the total indebtedness of the Borrower to the Bank is more than

$50,000,000, the Bank, without the consent of the Borrower, may sell to other lenders participations in the loans incurred by the Borrower pursuant hereto.  Therefore, as security for the due payment and performance of all indebtedness and other liabilities and obligations of the Borrower to the Bank under the Loan Documents and any other obligation of the Borrower to the Bank, whether now existing or hereafter arising, and to such lenders arising now by reason of such participations or otherwise, the Borrower hereby grants to the Bank and to such lenders, a lien on and security interest in any and all deposits or other sums at  any time credited by or due from the Bank and such lenders or either or any of them to the Borrower, whether in regular or special depository accounts or otherwise, and any and all monies, securities and other property of the Borrower, and the proceeds thereof now or hereafter held or received by or in transit to the Bank and such lenders or either or any of them, from or for the Borrower whether for safekeeping, custody, pledge, transmission, collection or otherwise and any such deposit, sums, monies securities and other property may at any time after Default be set-off, appropriated and applied by the Bank and by such lenders, or either or any of them, against any indebtedness, liabilities or other obligations, whether now existing or hereafter arising, of the Borrower or any of them, under this Agreement, the Revolving Note, or otherwise whether or not such indebtedness, liabilities or other obligation is then due or secured by any indebtedness, liabilities or other obligation is then due or secured by any collateral or if it is so secured whether or not such collateral held by the Bank or such lenders is considered to be adequate.

24.           This Agreement is being executed and delivered, and is intended to be performed in the State of Texas.  Except to the extent that the laws of the United States may apply to the terms hereof, the substantive laws of the State of Texas shall govern the validity, construction, enforcement and interpretation of this Agreement. In the event of a dispute involving this Guaranty or any other instruments executed in connection herewith, the undersigned irrevocably agrees that venue for such dispute shall lie in any court of competent jurisdiction in Dallas County, Texas to the extent such dispute is not resolved by binding arbitration pursuant to the Bank’s current Arbitration Program described in paragraph 28 below.

25.          Judgment Currency.

(a)           If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under the Revolving Note from a currency (the “Original Currency”) into another currency (the “Other Currency”), the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be the rate of exchange prevailing on the business day immediately preceding the day on which final judgment is given.

(b)           The obligation of the Borrower in respect of any sum due in the Original Currency from it to Bank hereunder or under the Revolving Note shall, notwithstanding any judgment in any Other Currency, be discharged only if and to the extent that on the business day following receipt by Bank of any sum adjudged to be so due in such Other Currency Bank may in accordance with normal banking procedures purchase such amount of the Original Currency with such Other Currency at the rate of exchange prevailing on the business day preceding the day on which the final judgment referred to in Section 25 (a) is given; if the amount of the Original Currency so purchased is less than the amount of the Original Currency which the Bank could have purchased at the rate of exchange prevailing on the business day preceding the day on which such final judgment is given, the Borrower agrees, as a separate obligation of the Borrower to the Bank and notwithstanding any such judgment, to indemnify Bank against such difference, and if the amount of the Original Currency so purchased exceeds the amount of the Original Currency which the Bank could have purchased at the rate of exchange prevailing on the business day preceding the day on which such final judgment is given, Bank agrees to remit to the Borrower such excess.

26.           [Intentionally Deleted]

27.           NOTICE:  THIS AGREEMENT AND ALL OTHER DOCUMENTS RELATING TO THE INDEBTEDNESS CONSTITUTE A WRITTEN LOAN AGREEMENT WHICH REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES RELATING TO THE INDEBTEDNESS.

28.           AGREEMENT FOR BINDING ARBITRATION.  The parties agree to be bound by the terms and provisions of the Bank’s current Arbitration Program which is incorporated by reference herein and is acknowledged as received by the parties pursuant to which any and all disputes shall be resolved by mandatory binding arbitration upon the request of any party.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

EXECUTED as of the day and year first above written.

BANK:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:	Susan K. Nugent
Title:	Assistant Vice President

BORROWER:

FOSSIL PARTNERS, L.P.

By:	Fossil, Inc., its general partner

By:
Randy S. Kercho
Executive Vice President

GUARANTORS:

FOSSIL, INC.

By:
Randy S. Kercho
Executive Vice President

FOSSIL INTERMEDIATE, INC.

By:
Mike L. Kovar, Treasurer

FOSSIL TRUST

By:
Mike L. Kovar, Treasurer

FOSSIL STORES I, INC.

By:
Mike L. Kovar, Treasurer

INTERMEDIATE LEASING, INC.

By:
Name:
Title:

ARROW MERCHANDISING, INC.

By:
Name:
Title:

FOSSIL HOLDINGS, LLC

By:
Name:
Title:

FMW ACQUISITION, INC.

By:
Name:
Title:

Exhibits:

A—Guaranty Agreement

B—Stock Pledge Agreement

EXHIBIT A

GUARANTY AGREEMENT

(See Attached)

EXHIBIT B

STOCK PLEDGE AGREEMENT

(See Attached)